Exhibit 99.1

Volato, an Innovator in Private Aviation, to Become a Public Company via Business Combination with PROOF Acquisition Corp I

Volato is a full-service private aviation company operating a floating fleet of private jets across the United States with programs including fractional ownership, jet card and deposit programs, aircraft management services, and on-demand charter

Volato and PROOF Acquisition Corp I (NYSE: PACI) have entered into a business combination agreement

Volato has a track record of strong growth with 2022 revenue of nearly $100 million

Business combination values Volato at a pre-transaction equity value of $190 million and is expected to provide $25 million in additional proceeds

Business combination proceeds will allow Volato to continue its growth, better serve customers, and accelerate its strategic plan

Volato separately announces completion of Series A Funding Round led by PROOF.vc, completed in July 2023

ATLANTA, GA – (August 2, 2023) – Volato, an innovator in private aviation, announced today that it has entered into a business combination agreement with PROOF Acquisition Corp I (“PACI”) (NYSE: PACI), a Special Purpose Acquisition Company, that will result in Volato becoming a publicly traded company. Upon the close of the transaction, the combined entity is expected to trade under the ticker symbol “SOAR” and will adopt Volato as the corporate operating brand. Volato CEO and Co-Founder Matt Liotta will lead the combined company. Once completed, the transaction will provide Volato with the capital to execute on its vision to transform the private aviation industry by delivering innovative solutions that benefit the company, its customers, and the broader industry.

Matt Liotta, CEO & Co-Founder of Volato commented, “Volato is primed to be a change maker in the private aviation industry, and we are excited to be merging with PACI to drive this opportunity forward. Our asset-light business model is structured to maximize fleet utilization and profitability, while our attention to service provides a seamless and elevated aviation experience for our owners and passengers. Since inception, our team has consistently exceeded its goals, including generating nearly $100 million in revenue in FY 2022. Bringing Volato to the public markets will allow us to build on this momentum and accelerate our vision to provide unique and customized travel experiences that deliver a better aviation experience for all our customers.”

John Backus, CEO of PACI commented, “Volato is the ideal partner for PACI. We were impressed by the depth of experience across Volato’s management team, which is highly complementary to PACI’s deep aviation acumen and expertise. We were also attracted to Volato’s innovative yet simple business model, set within a highly regulated, traditional industry which is ripe for disruption. The private aviation industry is buffered from many of the headwinds that face other industries and Volato is further protected through its entry-point positioning and efficient best-in-class HondaJet fleet. We believe this merger and related funding provides a unique high-growth, low-volatility opportunity to be part of a strong operating company, and we are committed to helping drive growth over the long-term.”

Nicholas Cooper, Chief Commercial Officer & Co-Founder of Volato added, “We believe the merger with PACI will provide us access to capital that funds our business plan through to profitability, alongside a complimentary team who is eager to work together to drive innovation in private aviation. With the additional equity funding, we can continue executing against our near-term business objectives. Overall, we are excited to broaden our investor base and share a compelling long term investment opportunity underpinned by a unique business model and revenue visibility.”

Thanasis Delistathis, Managing Member and Co-Founder of PROOF.vc commented, “Volato fits with our fund’s investment strategy of pursuing rapidly growing, expansion-stage companies with a clear path to near-term profitability. The Volato management team’s entrepreneurial approach to private aviation creates a unique and defensible business model with strong prospects for outsized growth.”

The management team and existing investors are committed to long-term, stable growth and will be rolling 100% of their Volato equity into the new company. Many of Volato’s fractional owners who have signed up to five-year programs have already invested in the company, which management believes demonstrates their continued confidence in the value in Volato’s product offerings and the long-term prospects for the business.

Volato Investment Highlights:

•	Large and fast-growing market with favorable tailwinds and an increased appreciation for the benefits of private aviation

•	Asset-light and unique business model with recurring revenue streams

•	Growing fleet capacity of top-tier aircraft in a market with limited HondaJet availability

•	Increasing utilization with larger, more efficient fleet – one common aircraft type, lower cost aircraft and technology

•	Management team and board members with decades of industry experience

Business Combination Transaction Overview

The transaction values the combined company at a pro forma enterprise value of $261.1 million. Upon the closing of the proposed transaction, Volato’s senior management will continue to serve in their current roles. The current Volato owners will retain approximately 63.5% of the ownership at close.

The respective boards of directors of both Volato and PACI have each approved the proposed transaction. Completion of the proposed transaction is subject to the approval of PACI stockholders and other customary closing conditions. The parties expect that the proposed transaction will be completed in 2023.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by PROOF Acquisition Corp I, today with the Securities and Exchange Commission and available at www.sec.gov.

Series A Transaction Overview

Separate from the proposed merger, Volato also announced the initial closing of a Series A preferred equity funding round by the PROOF family of venture funds (“PROOF.vc”) in the amount of $10.0 million which was completed in July 2023. In connection with such financing, $38.0 million of previously raised outstanding convertible notes in Volato were converted by their terms into Series A preferred equity. Upon completion of the business combination, all Series A preferred equity shall be converted into common equity.

Proceeds from the raise will be used to fund Volato’s working capital needs, including deposits for future aircraft deliveries.

Volato Overview

Volato’s business model is designed to maximize utilization of its fleet to the benefit of both Volato and its fractional jet share owners.

Core Fractional Fleet

In August of 2021, Volato entered the fractional aircraft ownership category in the United States with its unique Part 135 fractional program featuring the HondaJet. The program includes flexible hours and a revenue share on the HondaJet fleet. By focusing on evolving customer needs while maximizing operational efficiency, Volato has experienced significant growth. The company now has 18 HondaJets in fleet with a further 23 on firm order from Honda Aircraft Company.  It operates a floating fleet, offering owners special pricing on flights from bases in Atlanta, St. Augustine, Fort Lauderdale, Baltimore, Houston, and Carlsbad.

Managed Fleet

In March 2022, Volato acquired aircraft management company Gulf Coast Aviation (GCA), a fixture in the Houston private aviation market for over 25 years. In conjunction with this integration, Volato launched Volato Aircraft Management Services, allowing private aircraft owners to partner with Volato to manage and charter their aircraft through a bespoke agreement covering all aspects of ownership.

On-Demand Charter Operations

Volato’s innovative charter solutions are designed to maximize fleet utilization to the benefit of Volato and its fractional owners who enjoy a revenue share. Offerings include the Broker Rewards Program which rewards brokers with up to 4% cash back on bookings, Volato Go! which features capped rates on highly trafficked legs on the West coast and East coast, Daily Deals, and an online charter booking tool that features instant pricing and quote submission.

Volato’s programs include the Volato Jet Stretch Card; a jet card that rewards itinerary flexibility when booking a flight on a private jet, and the Volato Insider Deposit Program which offers access to dynamic charter rates across the country with capped rates when you fly between Insider City Zones.

Volato also aims to provide flight-efficient aircraft for each mission – reducing fuel consumption – while offsetting the CO2 on fuel used across its fleet through its partnership with 4AIR.

Investor Call and Webcast

Volato and PACI will host a joint investor conference call to discuss the business and the proposed transaction today, August 2, 2023 at 8:30 am ET. There will be no question-and-answer session following the prepared remarks. To listen to the conference call via telephone, dial 800-267-6316 (U.S.) or 203-518-9765 (international callers/U.S. toll) and enter the conference ID number 549707.

To listen to the webcast, please visit the Volato Investors Page at www.flyvolato.com/investors. A webcast replay will be available for one year.

A telephone replay will be available until August 9, 2023, at 888-274-8322 using the conference ID number 549707. To access a copy of the investor presentation as filed with the SEC, please visit the Volato website at www.flyvolato.com/investors or the SEC’s website for PACI’s filings at www.sec.gov.

Advisors

BTIG, LLC is serving as financial advisor to Volato, Inc. Womble Bond & Dickinson LLP is serving as legal advisor to Volato, Inc. Steptoe & Johnson LLP is serving as legal advisor to PROOF Acquisition Corp I. Lowenstein Sandler LLP is serving as legal advisor to PROOF.vc.

About Volato

Volato is a full-service private aviation company providing modern ways to enjoy luxury private jets through innovative, efficient, and sustainable solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposit and charter programs. Volato’s fractional programs uniquely offer flexible hours and a revenue share for owners in a fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.

All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc., d/b/a Volato) or by an approved vendor air carrier.

About PROOF Acquisition Corp I

PACI is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, stock exchange, asset acquisition, reorganization or similar business combination with one or more businesses. PACI established a number of criteria and guidelines in its initial public offering to identify a potential business combination partner, including compelling long-term growth prospects, attractive competitive dynamics, consolidation opportunities, and products or services with large total addressable markets. The key business characteristics PACI focused on in identifying a potential business combination partner included the potential for disruptive technology or business model; attractive returns on invested capital; significant streams of recurring revenue; operational improvement opportunities; attractive steady-state margins, incremental margins, and attractive free cash flow characteristics. For more information about PACI, visit www.proof-paci.com/.

About PROOF.vc

PROOF.vc is an expansion-stage venture capital firm based in Reston, Virginia that invests in rapid-growth, breakout companies across the venture ecosystem. PROOF.vc generally invests in category-leading companies, growing 100% year over year, that are raising highly competitive, oversubscribed financing rounds led by top-tier venture capital funds. PROOF.vc gains access to these attractive rounds by partnering with seed and early-stage venture capital funds to maximize the upside of their top-performing companies by utilizing their pro rata rights (anti-dilution rights). For more information about PROOF, visit proof.vc.

Forward Looking Statements

Some statements in this press release may be considered “forward-looking statements” for purposes of the Federal securities laws with respect to the Business Combination between Volato and PACI, including statements regarding the anticipated benefits of the Business Combination, the anticipated timing of the Business Combination, the future financial condition and performance of Volato, and the expected financial impacts of the Business Combination (including future revenue and pro forma enterprise value), markets, and expected future growth and market opportunities. Forward-looking statements generally relate to management’s current expectations, hopes, beliefs, intentions, strategies, or projections about future events or PACI or Volato’s future financial or operating performance. For example, statements regarding anticipated growth in the industry in which Volato operates and anticipated growth in the demand for Volato’s services, projections of Volato’s future financial results or other metrics, and ownership of the combined company following the closing of the Business Combination are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “pro forma,” project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by the forward-looking statements. You should not rely on these forward-looking statements as predictions of future events.

Forward-looking statements are based upon estimates and assumptions that, while considered reasonable by management of PACI and Volato, are inherently uncertain. Factors that may cause actual result to differ from current expectations include, but are not limited to: the occurrence of any event, change, or other circumstances give rise to the termination of definitive agreements with respect to the Business Combination; the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of PACI or to satisfy the other conditions of closing; changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; the ability to meet stock exchange listing standards following consummation of the Business Combination; the risk that the Business Combination disrupts current plans and operations of Volato as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; the costs related to the Business Combination; changes to existing applicable laws or regulations; the possibility that Volato or the combined company may be adversely affected by economic, business, or competitive factors; Volato’s estimates of expenses and profitability; the evolution of the markets in which Volato competes and Volato’s ability to enter new markets effectively; the ability of Volato to implement its strategic initiatives and continue to innovate its existing services; the impact of government and other responses to public health crisis such as pandemics on Volato’s business; and other risks and uncertainties set forth in the section entitled “Risk Factors” and Cautionary Note Regarding Forward-Looking Statements in PACI’s final prospectus dated November 30, 2021 relating to its initial public offering, and those risk factors set forth in PACI’s Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, the proxy statement/prospectus related to the transaction, when it becomes available, and other documents filed (or to be filed) by PACI from time to time with the SEC.

Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements, and Volato and PACI assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities and other applicable laws.

No Offer or Solicitation

This press release is for informational purposes only and shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, nor a solicitation of a proxy, vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdictions. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com